Exhibit 99.1

AmerisourceBergen Corporation
P.O. Box 959
Valley Forge, PA 19482

Contact:                                               Barbara Brungess

Vice President, Corporate & Investor Relations

610-727-7199

bbrungess@amerisourcebergen.com

AMERISOURCEBERGEN REPORTS

FIRST QUARTER FISCAL YEAR 2016 RESULTS

Now Expects Fiscal Year 2016 Adjusted Diluted EPS

to be in the range of $5.73 to $5.83

VALLEY FORGE, PA, February 4, 2016 — AmerisourceBergen Corporation (NYSE:ABC) today reported that in its fiscal year 2016 first quarter ended December 31, 2015, adjusted diluted earnings per share increased 11.4 percent to $1.27.  Revenue increased 9.3 percent to $36.7 billion in the quarter.  On the basis of U.S. generally accepted accounting principles (GAAP), diluted earnings per share were $1.46 for the December quarter of fiscal 2016.  In the tables that follow, we present our GAAP results as well as GAAP to non-GAAP reconciliations.

“I am pleased with the solid performance we delivered in the December quarter,” said Steven H. Collis, President and Chief Executive Officer of AmerisourceBergen.  “Our recent acquisitions, MWI Veterinary Supply (MWI) and PharMEDium, as well as strong contributions from our specialty business and our international businesses helped overcome a challenging year over year comparison and a sharper than expected decline in generic inflation.”

The comments below compare adjusted results, which exclude:

•                  Warrant expense;

•                  Gains on antitrust litigation settlements;

•                  LIFO expense;

•                  Acquisition-related intangibles amortization;

•                  Employee severance, litigation and other expenses; and

•                  A pension settlement charge.

In addition, we calculate our adjusted earnings per share for each period using a diluted weighted average share count, which excludes the accounting dilution resulting from the impact of the unexercised equity warrants, and the impact from the shares repurchased under our special share repurchase programs.  We previously issued $600 million of 1.15% senior notes due in May 2017 to fund our initial special share repurchase program.  The interest expense incurred relating to this borrowing is also excluded from the non-GAAP presentation.

Summary of Adjusted Quarterly Results

•                  Revenue:  In the first quarter of fiscal 2016, revenue was $36.7 billion, up 9.3 percent compared to the same quarter in the previous fiscal year, reflecting a 7 percent increase in Pharmaceutical Distribution revenue, and a 127 percent increase in revenue within Other.

•                  Gross Profit:  Gross profit in the fiscal 2016 first quarter was $1.1 billion, a 17.6 percent increase over the same period in the previous year, driven primarily by the addition of MWI, which was acquired in February 2015.  Gross profit as a percentage of revenue increased 20 basis points to 2.87 percent from the prior year quarter.

•                  Operating Expenses:  In the first quarter of fiscal 2016, operating expenses were $579 million, up 25.6 percent over the same period in the last fiscal year.  The increase in operating expenses in the quarter was primarily driven by the addition of MWI and additional costs to support the revenue growth of our businesses.  Operating expenses as a percentage of revenue in the fiscal 2016 first quarter were 1.58 percent compared with 1.37 percent for the same period in the previous fiscal year, driven by the higher expense profile of MWI.

•                  Operating Income:  In the fiscal 2016 first quarter, operating income of $475 million was up 9.1 percent versus the prior year, driven by the increase in gross profit, which was offset in part by the increase in operating expenses. Operating income as a percentage of revenue decreased 1 basis point to 1.29 percent in the fiscal 2016 first quarter compared to the previous year’s first quarter.

•                  Interest Expense:  In the fiscal 2016 first quarter, interest expense of $29 million was up 88.9 percent versus the prior year quarter due to the increase in variable-rate borrowings to partially fund the acquisitions of MWI and PharMEDium.

•                  Tax Rate:  The effective tax rate for the first quarter of fiscal 2016 was 34.6 percent, down from 37.9 percent in the previous fiscal year’s first quarter, reflecting the favorable impact of growth in our international businesses.

•                  Earnings Per Share:  Diluted earnings per share were up 11.4 percent to $1.27 in the first quarter of fiscal year 2016 compared to $1.14 in the previous fiscal year’s first quarter, driven primarily by the increase in operating income and offset in part by the increase in interest expense.

•                  Shares Outstanding:  Diluted weighted average shares outstanding for the first quarter of fiscal year 2016 were 229.9 million, a slight increase versus the prior year.

Segment Discussion

The Pharmaceutical Distribution segment includes both AmerisourceBergen Drug Corporation and AmerisourceBergen Specialty Group.  Other includes AmerisourceBergen Consulting Services, World Courier, and MWI.

Pharmaceutical Distribution Segment

In the first fiscal quarter of 2016, Pharmaceutical Distribution revenues were $35.2 billion, an increase of 7 percent compared to the same quarter in the prior year.  ABDC revenues increased 5 percent, due primarily to solid organic sales growth from our chain retail, independent pharmacy, and health systems customers.  ABSG revenues increased 15 percent, which was driven by strong performance in our oncology business (including an increase in sales to community oncologists), and by sales growth in our blood products, vaccine and physician office distribution businesses.  Intrasegment revenues between ABDC and ABSG have been eliminated in the presentation of total Pharmaceutical Distribution revenue.  Total intrasegment revenues were $1.7 billion and $1.6 billion in the quarters ended December 31, 2015 and 2014, respectively.

Operating income of $380 million in the December quarter of fiscal 2016 was down 3 percent compared to the same period in the previous year due to a lower contribution from generic inflation and the impact of previously announced customer renewals.

Other

Revenues in Other were $1.6 billion in the first quarter of fiscal 2016, an increase of 127 percent over the same period in the prior year due to the addition of MWI, which was acquired in February of 2015.  Operating income increased 112 percent to $96 million in the first quarter of fiscal 2016, driven by the additional income from MWI.

Fiscal Year 2016 Expectations

“This morning, we announced that we signed a distribution agreement with a new customer, Publix, the impact of which was included in our previously disclosed fiscal 2016 expectations.  In January 2016, we signed an early renewal and long-term contract extension with our largest independent pharmacy group purchasing organization customer, Compliant Pharmacy Alliance

Cooperative,” said Mr. Collis.  “While this strategic renewal was not contemplated in our prior expectations, it strengthens our position in a key customer segment for many years to come.”

“Looking ahead, the decline in generic inflation, the early contract renewal, and a reduction in our expectations regarding the contribution from generic launches over the course of the year will make it difficult for us to achieve the high end of our original adjusted earnings per share range for fiscal 2016.  Therefore, we now expect our adjusted diluted earnings per share to be in the range of $5.73 to $5.83 for fiscal 2016.”

Other assumptions for financial performance in fiscal 2016 now include:

•                  Revenue growth in the range of 8 percent to 10 percent;

•                  Adjusted operating margin increase of 3 to 5 basis points;

•                  Effective tax rate of about 33.5 percent;

•                  Free cash flow generation in the range of $2.3 billion to $2.7 billion;

•                  Capital expenditures in the $400 million range;

•                  Modest share repurchases under the regular and special programs, as well as special share repurchases to satisfy previously disclosed hedging programs, all subject to market conditions.

Conference Call

The Company will host a conference call to discuss the results at 11:00 a.m. Eastern Time on February 4, 2016.

Participating in the conference call will be:

Steven H. Collis, President & Chief Executive Officer

Tim G. Guttman, Executive Vice President & Chief Financial Officer

The dial-in number for the live call will be (612) 234-9960.  No access code is required.  The live call will also be webcast via the Company’s website at www.amerisourcebergen.com.  Users are encouraged to log on to the webcast approximately 10 minutes in advance of the scheduled start time of the call.

Replays of the call will be made available via telephone and webcast.  A replay of the webcast will be posted on www.amerisourcebergen.com approximately two hours after the completion of the call and will remain available for thirty days.  The telephone replay will also be available approximately two hours after the completion of the call and will remain available for seven days.  To access the telephone replay from within the U.S., dial (800) 475-6701.  From outside the U.S., dial (320) 365-3844.  The access code for the replay is 383092.

About AmerisourceBergen

AmerisourceBergen is one of the largest global pharmaceutical sourcing and distribution services companies, helping both healthcare providers and pharmaceutical and biotech manufacturers improve patient access to products and enhance patient care. With services ranging from drug distribution and niche premium logistics to reimbursement and pharmaceutical consulting services, AmerisourceBergen delivers innovative programs and solutions across the pharmaceutical supply channel in human and animal health. With over $135 billion in annual revenue, AmerisourceBergen is headquartered in Valley Forge, PA, and employs approximately 18,000 people. AmerisourceBergen is ranked #16 on the Fortune 500 list. For more information, go to www.amerisourcebergen.com.

AmerisourceBergen’s Cautionary Note Regarding Forward-Looking Statements

Certain of the statements contained in this press release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Words such as “expect,” “likely,” “outlook,” “forecast,” “would,” “could,” “should,” “can,” “will,” “project,” “intend,” “plan,” “continue,” “sustain,” “synergy,” “on track,” “believe,” “seek,” “estimate,” “anticipate,” “may,” “possible,” “assume,” variations of such words, and similar expressions are intended to identify such forward-looking statements. These statements are based on management’s current expectations and are subject to uncertainty and change in circumstances. These statements are not guarantees of future performance and are based on assumptions that could prove incorrect or could cause actual results to vary materially from those indicated. Among the factors that could cause actual results to differ materially from those projected, anticipated, or implied are the following: competition; industry consolidation of both customers and suppliers resulting in increasing pressure to reduce prices for our products and services; changes in pharmaceutical market growth rates; price inflation in branded and generic pharmaceuticals, and price deflation in generics; declining economic conditions in the United States and abroad; financial market volatility and disruption; substantial defaults in payment, material reduction in purchases by or the loss, bankruptcy or insolvency of a major customer; the loss, bankruptcy or insolvency of a major supplier; changes to the customer or supplier mix; the retention of key customer or supplier relationships under less favorable economics or the adverse resolution of any contract or other dispute with customers or suppliers; changes in any of the economic models used by any of our suppliers to set pricing and/or other terms for the purchase of pharmaceuticals; interest rate and foreign currency exchange rate fluctuations; the disruption of AmerisourceBergen’s cash flow and ability to return value to its stockholders in accordance with its past practices; risks associated with the strategic, long-term relationship between Walgreen Boots Alliance, Inc. and AmerisourceBergen, including with respect to the pharmaceutical distribution agreement and/or the global sourcing arrangement;  risks associated with the potential impact on AmerisourceBergen’s earnings per share resulting from the issuance of the warrants to subsidiaries of Walgreen Boots Alliance, Inc. (the “Warrants”); AmerisourceBergen’s inability to fully implement its hedging strategy to mitigate the potentially dilutive effect of the issuance of its common stock in accordance with the Warrants under its special share repurchase program due to its financial performance, the current and future share price of its common stock, its expected cash flows, competing priorities for capital, and overall market conditions; changes in the United States healthcare and regulatory environment; increasing governmental regulations regarding the pharmaceutical supply channel and pharmaceutical compounding; federal and state government enforcement initiatives to detect and prevent suspicious orders of controlled substances and the diversion of controlled substances; federal and state prosecution of alleged violations of related laws and regulations, and any related litigation, including shareholder derivative lawsuits or other disputes relating to our distribution of controlled substances; increased federal scrutiny and qui tam litigation for alleged violations of fraud and abuse laws and regulations and/or any other laws and regulations governing the marketing, sale, purchase and/or dispensing of pharmaceutical products or services and any related litigation; material adverse resolution of pending legal proceedings; declining reimbursement rates for pharmaceuticals; the acquisition of businesses that do not perform as expected, or that are difficult to integrate or control, including the integration of MWI and PharMEDium, or the inability to capture all of the anticipated synergies related thereto; managing foreign expansion, including non-compliance with the U.S. Foreign Corrupt Practices Act, anti-bribery laws and economic sanctions and import laws and regulations; malfunction, failure or breach of sophisticated information systems to operate as designed; risks generally associated with data privacy regulation and the international transfer of personal data; changes in tax laws or legislative initiatives that could adversely affect AmerisourceBergen’s tax positions and/or AmerisourceBergen’s tax liabilities or adverse resolution of challenges to AmerisourceBergen’s tax positions; natural disasters or other unexpected events that affect AmerisourceBergen’s operations; the impairment of goodwill or other intangible assets, resulting in a charge to earnings; errors in the production, labeling or packaging of products compounded by our compounded sterile preparations (CSP) business; and other economic, business, competitive, legal, tax, regulatory and/or operational factors affecting AmerisourceBergen’s business generally. Certain additional factors that management believes could cause actual outcomes and results to differ materially from those described in forward-looking statements are set forth (i) in Item 1A (Risk Factors) in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2015 and elsewhere in that report and (ii) in other reports filed by the Company pursuant to the Securities Exchange Act.

###

AMERISOURCEBERGEN CORPORATION

FINANCIAL SUMMARY

(In thousands, except per share data)

(unaudited)

	Three		Three
	Months Ended		Months Ended
	December 31,	% of	December 31,	% of	%
	2015	Revenue	2014	Revenue	Change

Revenue	$36,709,046		$33,588,602		9.3%

Cost of goods sold	35,744,169		32,836,303		8.9%

Gross profit [1]	964,877	2.63%	752,299	2.24%	28.3%

Operating expenses:
Distribution, selling and administrative	528,296	1.44%	416,491	1.24%	26.8%
Depreciation and amortization	81,438	0.22%	49,297	0.15%	65.2%
Warrants	467,375	1.27%	371,405	1.11%	25.8%
Employee severance, litigation and other	18,868	0.05%	3,503	0.01%
Pension settlement charge	48,731	0.13%	—	—%
Total operating expenses	1,144,708	3.12%	840,696	2.50%	36.2%

Operating loss	(179,831)	-0.49%	(88,397)	-0.26%	103.4%

Other (income) loss	(310)	—%	1,314	—%

Interest expense, net	30,879	0.08%	17,342	0.05%	78.1%

Loss before income taxes	(210,400)	-0.57%	(107,053)	-0.32%	96.5%

Income tax (benefit) expense	(540,777)	-1.47%	92,894	0.28%

Net income (loss)	$330,377	0.90%	$(199,947)	-0.60%

Earnings per share:
Basic	$1.60		$(0.91)		275.8%
Diluted	$1.46		$(0.91)		260.4%

Weighted average common shares outstanding:
Basic	206,180		219,456		-6.0%
Diluted [2]	226,718		219,456		3.3%

1 Includes a $101.6 million LIFO expense charge and a $12.8 million gain from antitrust litigation settlements in the three months ended December 31, 2015.  Includes a $144.0 million LIFO expense charge in the three months ended December 31, 2014.

2 As a result of the net loss in the three months ended December 31, 2014, stock options, restricted stock, restricted stock units and the Warrants issued to Walgreens Boots Alliance, Inc. were anti-dilutive.

AMERISOURCEBERGEN CORPORATION

GAAP TO NON-GAAP RECONCILIATIONS

(in thousands, except per share data)

(unaudited)

	Three Months Ended December 31, 2015
	Gross Profit	Operating Expenses	Operating (Loss) Income	Interest Expense, Net	(Loss) Income Before Income Taxes	Income Tax (Benefit) Expense	Net Income	Diluted Earnings Per Share

GAAP	$964,877	$1,144,708	$(179,831)	$30,879	$(210,400)	$(540,777)	$330,377	$1.46

Warrant expense [1]	—	(467,375)	467,375	(2,155)	469,530	629,189	(159,659)	(0.71)

Gain on antitrust litigation settlements	(12,791)	—	(12,791)	—	(12,791)	(4,521)	(8,270)	(0.04)

LIFO expense	101,562	—	101,562	—	101,562	35,901	65,661	0.29

Acquisition-related intangibles amortization	—	(31,210)	31,210	—	31,238	11,042	20,196	0.09

Employee severance, litigation and other	—	(18,868)	18,868	—	18,868	6,670	12,198	0.05

Pension settlement charge	—	(48,731)	48,731	—	48,731	17,226	31,505	0.14

Adjusted Non-GAAP	$1,053,648	$578,524	$475,124	$28,724	$446,738	$154,730	$292,008	$1.27 [2]

Adjusted Non-GAAP % changes vs. prior year period	17.6%	25.6%	9.1%	88.9%	6.5%	-2.6%	12.1%	11.4%

	GAAP	Adjusted Non-GAAP
Percentages of Revenue:

Gross profit	2.63%	2.87%
Operating expenses	3.12%	1.58%
Operating income	-0.49%	1.29%

1 The Company received a private letter ruling from the Internal Revenue Service in November 2015, which entitles it to an income tax deduction equal to the fair value of the Warrants on the date of exercise.  As a result, the Company recognized a tax benefit adjustment of approximately $456 million, which represented the estimated tax deduction for the increase in the fair value of the Warrants from the issuance date through September 30, 2015.  An additional tax benefit of approximately $173 million was recognized primarily related to the change in the fair value of the Warrants during the three months ended December 31, 2015.  In connection with the fiscal 2014 special $650 million share repurchase program, the Company issued $600 million of 1.15% senior notes due in May 2017.  The interest expense incurred relating to this borrowing has been excluded from the non-GAAP presentation.

2 The sum of the components do not equal the total due to rounding.

Note: Management considers GAAP financial measures as well as the presented non-GAAP financial measures in evaluating the Company’s operating performance.  Therefore, the Company believes that the presentation of non-GAAP financial measures provides useful supplementary information to, and facilitates additional analysis by, investors.  The non-GAAP financial measures should be viewed in addition to, and not in lieu of, financial measures calculated in accordance with GAAP.

AMERISOURCEBERGEN CORPORATION

GAAP TO NON-GAAP RECONCILIATIONS

(in thousands, except per share data)

(unaudited)

	Three Months Ended December 31, 2014
	Gross Profit	Operating Expenses	Operating (Loss) Income	Interest Expense, Net	(Loss) Income Before Income Taxes	Income Tax Expense	Net (Loss) Income	Diluted Earnings Per Share

GAAP	$752,299	$840,696	$(88,397)	$17,342	$(107,053)	$92,894	$(199,947)	$(0.91)

Warrant expense [1]	—	(371,405)	371,405	(2,140)	373,545	7,140	366,405	1.64

LIFO expense	144,024	—	144,024	—	144,024	55,496	88,528	0.39

Acquisition-related intangibles amortization	—	(5,032)	5,032	—	5,330	2,054	3,276	0.01

Employee severance, litigation and other	—	(3,503)	3,503	—	3,503	1,350	2,153	0.01

Adjusted Non-GAAP	$896,323	$460,756	$435,567	$15,202	$419,349	$158,934	$260,415	$1.14

	GAAP	Adjusted Non-GAAP
Percentages of Revenue:

Gross profit	2.24%	2.67%
Operating expenses	2.50%	1.37%
Operating income	-0.26%	1.30%

1 During the three months ended December 31, 2014, the amount of Warrant expense deductible for income tax purposes was based on the initial valuation of the Warrants.  In connection with the fiscal 2014 special $650 million share repurchase program, the Company issued $600 million of 1.15% senior notes due in May 2017.  The interest expense incurred relating to this borrowing has been excluded from the non-GAAP presentation.

Note: Management considers GAAP financial measures as well as the presented non-GAAP financial measures in evaluating the Company’s operating performance.  Therefore, the Company believes that the presentation of non-GAAP financial measures provides useful supplementary information to, and facilitates additional analysis by, investors.  The non-GAAP financial measures should be viewed in addition to, and not in lieu of, financial measures calculated in accordance with GAAP.

AMERISOURCEBERGEN CORPORATION

RECONCILIATION OF DILUTED SHARES OUTSTANDING (GAAP TO NON-GAAP)

(In thousands)

(unaudited)

	Three Months Ended December 31,
	2015	2014

Basic shares outstanding	206,180	219,456

Stock option, restricted stock, and restricted stock unit dilution	3,858	—

Warrant dilution	16,680	—

GAAP diluted shares outstanding	226,718	219,456

Warrant dilution [1]	(16,680)	—

Shares repurchased under special share repurchase programs [1]	19,904	4,839

Stock option, restricted stock, and restricted stock unit dilution [2]	—	4,990

Non-GAAP diluted shares outstanding	229,942	229,285

1 For the non-GAAP presentation, diluted weighted average common shares outstanding have been adjusted to exclude the impact of the Warrants and the shares repurchased under special share repurchase programs, which were established to mitigate the potentially dilutive effect of the Warrants and supplement the Company’s previously executed hedging strategy.

2 For the non-GAAP presentation, diluted weighted average common shares outstanding have been adjusted to include the impact of the stock options, restricted stock, and restricted stock units that were anti-dilutive for the GAAP presentation.

AMERISOURCEBERGEN CORPORATION

WARRANT COVERAGE INFORMATION

(in millions)

(unaudited)

December 31, 2015 [1]
2016 Warrant Coverage:
Shares from 2016 Capped Calls	11.5
Share Repurchases	11.2
Total Shares Covered	22.7

2016 Warrant Shares	22.7
2016 Warrant Coverage	100%

2017 Warrant Coverage:
Shares from 2017 Capped Calls	10.5
Share Repurchases	8.9
Total Shares Covered	19.4

2017 Warrant Shares	22.7
2017 Warrant Coverage	85%

1 Based on December 31, 2015 closing stock price of $103.71.

Estimated Number of Shares to be Received Upon
Exercise of Capped Calls
(at various illustrative ABC share prices)

(in millions)

Illustrative ABC Share Price [2]	2016 Capped Calls	2017 Capped Calls

$85	13.3	12.8
$90	13.2	12.1
$95	12.6	11.4
$100	12.0	10.9
$105	11.4	10.3
$110	10.9	9.9
$115	10.4	9.4
$120	10.0	9.1

2 An ABC share price below $85 will increase the number of shares to be received up to a maximum of 13.6 million shares for the 2016 and 2017 Capped Calls, respectively.

AMERISOURCEBERGEN CORPORATION

SUMMARY SEGMENT INFORMATION

(dollars in thousands)

(unaudited)

	Three Months Ended December 31,
Revenue	2015	2014	% Change

Pharmaceutical Distribution	$35,194,679	$32,982,724	6.7%
Other	1,577,815	696,001	126.7%
Intersegment eliminations	(63,448)	(90,123)	-29.6%

Revenue	$36,709,046	$33,588,602	9.3%

	Three Months Ended December 31,
Operating loss	2015	2014	% Change

Pharmaceutical Distribution	$379,559	$390,401	-2.8%
Other	95,565	45,166	111.6%
Total segment operating income	475,124	435,567	9.1%

Gains on antitrust litigation settlements	12,791	—
LIFO expense	(101,562)	(144,024)
Acquisition-related intangibles amortization	(31,210)	(5,032)
Warrant expense	(467,375)	(371,405)
Employee severance, litigation and other	(18,868)	(3,503)
Pension settlement charge	(48,731)	—

Operating loss	$(179,831)	$(88,397)

Percentages of revenue:

Pharmaceutical Distribution
Gross profit	2.19%	2.28%
Operating expenses	1.11%	1.10%
Operating income	1.08%	1.18%

Other
Gross profit	17.85%	20.73%
Operating expenses	11.80%	14.24%
Operating income	6.06%	6.49%

AmerisourceBergen Corporation (GAAP)
Gross profit	2.63%	2.24%
Operating expenses	3.12%	2.50%
Operating loss	-0.49%	-0.26%

AmerisourceBergen Corporation (Non-GAAP)
Gross profit	2.87%	2.67%
Operating expenses	1.58%	1.37%
Operating income	1.29%	1.30%

AMERISOURCEBERGEN CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	December 31,	September 30,
	2015	2015
ASSETS

Current assets:
Cash and cash equivalents	$978,090	$2,167,442
Accounts receivable, net	8,380,652	8,222,951
Merchandise inventories	10,863,974	9,755,094
Prepaid expenses and other	138,959	189,001
Total current assets	20,361,675	20,334,488

Property and equipment, net	1,059,501	979,251
Goodwill and other intangible assets	9,052,837	6,123,944
Other long-term assets	281,789	298,474

Total assets	$30,755,802	$27,736,157

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$22,536,323	$20,886,439
Other current liabilities	1,488,018	1,814,326
Total current liabilities	24,024,341	22,700,765

Long-term debt	4,393,317	3,493,048

Other long-term liabilities	1,038,125	908,824

Stockholders’ equity	1,300,019	633,520

Total liabilities and stockholders’ equity	$30,755,802	$27,736,157

AMERISOURCEBERGEN CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	Three	Three
	Months Ended	Months Ended
	December 31,	December 31,
	2015	2014

Operating Activities:
Net income (loss)	$330,377	$(199,947)
Adjustments to reconcile net income (loss) to net cash provided by operating activities [1]	11,157	420,754
Changes in operating assets and liabilities, excluding the effects of acquisitions:
Accounts receivable	(76,261)	(766,718)
Merchandise inventories [2]	(1,086,296)	(2,096,578)
Accounts payable, accrued expenses, and income taxes	1,522,332	3,529,971
Other	49,539	9,482
Net cash provided by operating activities	750,848	896,964

Investing Activities:
Capital expenditures	(90,110)	(52,557)
Cost of acquired companies, net of cash acquired	(2,726,632)	(24,604)
Net proceeds from investment in available-for-sale securities	47,693	—
Other	(3,438)	5
Net cash used in investing activities	(2,772,487)	(77,156)

Financing Activities:
Net borrowings	1,008,544	—
Purchases of common stock [3]	(118,575)	(300,213)
Exercises of stock options	33,980	40,164
Cash dividends on common stock	(71,199)	(64,025)
Other	(20,463)	(5,491)
Net cash provided by (used in) financing activities	832,287	(329,565)

(Decrease) increase in cash and cash equivalents	(1,189,352)	490,243

Cash and cash equivalents at beginning of period	2,167,442	1,808,513

Cash and cash equivalents at end of period	$978,090	$2,298,756

1 Adjustments include non-cash warrant expense of $467.4 million and $371.4 million for the three months ended December 31, 2015 and 2014, respectively.

2 Merchandise inventories include LIFO expense of $101.6 million and $144.0 million for the three months ended December 31, 2015 and 2014, respectively.

3 Includes purchases made under special share repurchase programs totaling $118.6 million in the three months ended December 31, 2015.  Includes purchases made under special share repurchase programs totaling $150.2 million in the three months ended December 31, 2014, which includes $18.0 million of fiscal 2014 purchases that cash settled in October 2014.